Exhibit 10.56
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement is entered into and effective as of June 15, .2006 (the Effective Date”), by and between Cyberonics, Inc. (the “Company”) and Randal L. Simpson (“Employee”).
RECITALS
     WHEREAS, the Company and Employee previously entered into an Employment Agreement dated October 27, 2003 (the “Agreement”), which Agreement remains in full force and effect as of this date. The Company and Employee now desire to amend the Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment and other good and valuable consideration, the parties agree as follows:
TERMS
1. Section 2 of the Agreement (“Term”) is deleted in its entirety and the following provision is inserted therefor:
“Subject to the terms and conditions of this Agreement, unless sooner terminated pursuant to Section 5 of this Agreement, Employee shall be employed by the Company commencing on the Effective Date and terminating on June 1, 2009 (the “Term”) Termination of this Agreement shall not alter or impair any rights of Employee (or his beneficiaries or heirs) with respect to payments, benefits or other rights provided by the terms of this Agreement, arising before or after the end of the Term.”
2. Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF the parties have caused the Amendment to be executed in one or more counterparts, each of which shall be deemed to be an original.

Cyberonics, Inc.		Employee:

By:	/s/ Robert P. Cummins	/s/ Randal L. Simpson

	Robert P. Cummins	Randal L. Simpson
Chairman of the Board of Directors and Chief Executive Officer